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EXHIBIT 10.19

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT, dated as of the 1st day of August, 1998, by and between Software Technologies Corporation, a California corporation (the "Company"), and Rangaswamy Srihari, the undersigned executive (the "Executive").

Recital

    The Company desires to retain the services of Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

    1.  Employment.

      (a) Duties. The Company agrees to employ the Executive as Vice President, and the Executive agrees to perform such reasonable responsibilities and duties as may be required of him by the Company provided, however, that the Board of Directors of the Company (the "Board") shall have the right to revise such responsibilities from time to time as the Board may deem appropriate. The Executive shall carry out his duties and responsibilities hereunder in a diligent and competent manner and shall devote his full business time, attention and energy thereto. Executive shall report directly to the Chairman and Chief Executive Officer of the Company and shall be primarily responsible for all research and development activities.

      (b) Employment At-Will. The Company and the Executive acknowledge and agree that the Executive's employment is at-will, as defined under applicable law and may be terminated at any time, with or without Cause. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in Section 3 of this Agreement.

    2.  Compensation and Benefits.

      (a) Base Compensation. The Company shall pay the Executive as compensation for his services a base salary of $170,000. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The compensation specified in this Section 2, together with any increases in such compensation that the Company may, in its sole discretion, grant from time to time, is referred to in this Agreement as "Base Compensation."

      (b) Executive Benefits. Executive shall be eligible to participate in the employee benefit plans which are available or which become available, with the adoption or maintenance of such plans to be in the discretion of the Company, to other executives of the Company of a comparable level, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

      (c) Automobile. Executive shall receive a car allowance up to a maximum of $800 per month to lease a car of the Executive's choice.

    3.  Severance Payments.

      (a) Payments upon Termination. If the Executive's employment terminates as a result of an Involuntary Termination other than for Cause and the Executive signs a Release of Claims, then the Company shall pay Executive's Base Compensation to the Executive for a period of twelve (12) months, or through December 31, 1999, whichever provides the longest period of salary continuation. Such amount shall be payable in monthly installments on the last day of each month. In addition, should such termination occur within the twelve (12) month period immediately following the effective date of this agreement, relocation costs up to $30,000 will be paid to the Executive within 30 days of his termination date.

      (b) Benefits. In the event the Executive is entitled to severance benefits pursuant to Section 3(a), then in addition to such severance benefits, the Executive shall receive employee benefits coverage as provided to Executive immediately prior to the Executive's termination (the "Company-Paid Coverage"). If such coverage included the Executive's dependents immediately prior to the Executive's termination, such dependents shall also be covered to the extent covered prior to Executive's termination. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months following the notice date for the Involuntary Termination, or (ii) the date the Executive becomes covered under another employer's group health, dental or life insurance plan (to the extent covered under such plans). To the extent permissible under the Company's insurance policies, the Executive's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 shall begin at the end of such twelve (12) month period.

      (c) Stock Options: Commission. Executive shall not be entitled to receive any unvested stock options.

      (d) Miscellaneous. In addition, (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the date of Executive's termination; (ii) the Company shall pay the Executive all of the Executive's accrued and unused vacation through the date of Executive's termination; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by applicable law.

      (e) Voluntary Resignation: Termination for Cause. If the Executive's employment terminates by reason of Executive's voluntary resignation or if the Executive is terminated for Cause, the Executive shall not be entitled to receive severance payments or other benefits under this Section.

      (f)  Death or Disability. If the Executive's employment terminates as a result of his death or disability, neither the Executive or, in the case of death, Executive's beneficiary or estate, shall be entitled to any compensation, severance payments, or any other benefits under this Section except as required by law.

    4.  Confidential Information.

      (a) Company Information. Executive agrees at all times during the term of Executive's employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Executive understands that "Confidential Information" means any Company proprietary information, trade secrets or know-how, including, but not limited to, market research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company to whom Executive becomes acquainted during the term of Executive's employment), markets, developments, marketing, finances or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.

      (b) Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive's work for the Company consistent with the Company's agreement with such third party.

    5.  Definitions. As used herein, the terms

      (a) Cause. "Cause" means the Executive's termination only upon: (i) Executive has engaged in willful and material misconduct, including willful and material failure to perform his duties as an officer or employee of the Company or a material breach of this Agreement and has failed to "cure" such default within thirty (30) days after receipt of written notice of default from the Company; (ii) the commission of an act of fraud or embezzlement which results in loss, damage or injury to the Company, whether directly or indirectly; (iii) Executive's use of narcotics, liquor or illicit drugs has had a detrimental effect on the performance of his employment responsibilities, as determined by the Company's Board of Directors; (iv) Executive's violation of Sections 4 or 5 of this Agreement; (v) the arrest, indictment or filing of charges relating to a felony, either in connection with the performance of the Executive's obligations to the Company or which shall adversely affect the Executive's ability to perform such obligations; (vi) gross negligence, dishonesty, breach of fiduciary duty or material breach of the terms of the Agreement or any other agreement in favor of the Company; or (vii) the commission of an act which constitutes unfair competition with the Company or which induces any customer of the Company to break a contract with the Company.

      (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events; provided, however, that an initial public offering or any transaction for the purpose of providing capital financing to the Company shall not constitute a Change of Control:

        (i)  The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

        (ii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

        (iii) The approval by the stockholders of the Company of a plan of complete liquidation of the Company;

        (iv) An agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

      (c) Involuntary Termination. "Involuntary Termination" shall mean: (i) termination by the Company of Executive's employment with the Company for any reason other than Cause; (ii) a five percent (5%) or greater reduction in Executive's Base Compensation (not including bonus), other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries; (iii) a material reduction by the Company in the kind or level of employee benefits (other than salary and bonus) to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package (other than salary and bonus) is substantially reduced (other than any such reduction applicable to officers of the Company generally); (iv) any material breach by the Company of any material provision of this Agreement which continues uncured for 30 days following notice thereof; provided that none of the foregoing shall constitute Involuntary Termination to the extent Executive has agreed thereto.

      (d) Release of Claims. "Release of Claims" shall mean a waiver by Executive, in a form satisfactory to the Company, of all employment related obligations of and claims and causes of actions against the Company.

    6.  Change of Control.  In the event of a Change of Control, fifty percent (50%) of the unvested portion of any outstanding stock option(s) granted under the Company's stock option plan(s) (the "Options") shall vest and become exercisable. Executive shall have the right to exercise such additional vested portion of the Options in addition to any portion of the Options which was vested and exercisable prior to the application of this Section.

    7.  Prior Agreements.  Executive represents that Executive has not entered into any agreements, understandings, or arrangements with any person or entity which would be breached by Executive as a result of, or that would in any way preclude or prohibit Executive from entering into this Agreement with the Company or performing any of the duties and responsibilities provided for in this Agreement.

    8.  Conflicting Employment.  Executive agrees that, during the term of Executive's employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of Executive's employment, nor will Executive engage in any other activities that conflict with Executive's obligations to the Company.

    9.  Returning Company Documents.  Executive agrees that, at the time of leaving the employ of the Company, Executive will deliver to the Company (and will not keep in Executive's possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive's employment with the Company or otherwise belonging to the Company, its successors or assigns.

    10.  Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

If to the Executive, at the address set forth below the Executive's signature at the end hereof.

If to the Company:

    Software Technologies Corp.
    404 East Huntington Drive
    Monrovia, California 91016
    Attn: Chief Executive Officer

or to such other address as any party hereto may designate by notice given as herein provided.

    11.  Governing Law.  This Employment Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws, and not the choice of law rules of California.

    12.  Amendments.  This Employment Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

    13.  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

    14.  Successors.

      (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner

      (b) and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

      (c) Executive's Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successor, heirs, distributees, devisees or legatees.

    15.  Entire Agreement.  Except with respect to specific provisions of any prior written agreement between the Executive and the Company relating to the Executive's agreement not to compete with the Company or solicit the Company's employees, this Agreement shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof

    16.  Mediation.  Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, shall first be submitted to mediation. The mediation shall be conducted within 45 days of Executive notifying the Company of a dispute or controversy regarding this Agreement or Executive's employment relationship with the Company. Unless otherwise provided for by law, the Company and Executive shall each pay half the costs and expenses of the mediation.

    17.  Arbitration and Equitable Relief.

      (a) In the event that mediation pursuant to Section 16 fails to resolve a dispute or controversy, and except as provided in Section 17(d) below, the Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Los Angeles County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

      (b) The arbitrator[s] shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

      (c) The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and shall separately pay its counsel fees and expenses unless, otherwise required by law or determined by the arbitrator.

      (d) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

      (e) Executive understands that nothing in this Section modifies Executive's at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

      (f)  EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, EXCEPT AS PROVIDED IN SUBSECTION (d) OF THIS SECTION, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO,

  OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

        (i)  ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

        (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

        (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

    18.  Counterparts.  This Employment Agreement may be executed in several counterparts,   each of which shall be an original, but all of which together shall constitute one and the same agreement.

    19.  Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

SOFTWARE TECHNOLOGIES CORPORATION
By:
EXECUTIVE
/s/ James T. Demetriades (Signature)
/s/ Rangaswamy Srihari Rangaswamy Srihari

(Print Address)
(Print Telephone Number)

[SIGNATURE PAGE OF RANGASWAMY SRIHARI EMPLOYMENT AGREEMENT]

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EXHIBIT 10.19
EMPLOYMENT AGREEMENT
[SIGNATURE PAGE OF RANGASWAMY SRIHARI EMPLOYMENT AGREEMENT]